As filed with the Securities and Exchange Commission on May 5, 2006
                                                    Registration No. 333-129291
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------

                                   FORM F-3/A
                                 Amendment No. 1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           ---------------------------

                       M-SYSTEMS FLASH DISK PIONEERS LTD.
             (Exact name of Registrant as specified in its charter)


            ISRAEL                                          NOT APPLICABLE
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                           Identification No.)


                                7 Atir Yeda St.,
                                 Kfar Saba 44425
                                     Israel
                                (972) 9-764-5000
   (Address and Telephone Number of Registrant's principal executive offices)

                                 M-Systems, Inc.
               555 Mathilda Avenue, Suite 220, Sunnyvale, CA 94560
                                 (408) 470-4440
            (Name, address and telephone number of agent for service)

                           ---------------------------

                                   Copies To:

 DAVID S. LEFKOWITZ, ESQ.                      CLIFFORD M. J. FELIG, ADV.
   JEFFREY NADLER, ESQ.                          MICHAEL J. RIMON, ADV.
Weil, Gotshal & Manges LLP              Meitar Liquornik Geva & Leshem Brandwein
     767 Fifth Avenue                           16 Abba Hillel Silver Rd.
    New York, NY 10153                           Ramat Gan 52506, Israel
     Tel: 212-310-8000                             Tel: 972-3-610-3100
     Fax: 212-310-8007                             Fax: 972-3-610-3111

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

                                            ---------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

                           ---------------------------

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
Title of each class of        Amount to be registered   Proposed maximum     Proposed maximum     Amount of
securities to be registered                             offering price per   aggregate offering   registration fee
                                                        unit(1)              price
----------------------------------------------------------------------------------------------------------------------
Ordinary Shares, par value
NIS 0.001                     10,000,000                $33.12               $331,200,000         $35,438.40



(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) of the Securities Act on the basis of the average of the high and low sales prices of the Registrant's ordinary shares on The Nasdaq National Market on May 3, 2006. The sum of $23,540 was paid by the Registrant on October 28, 2005 upon the initial filing of this Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

PROSPECTUS


                       M-SYSTEMS FLASH DISK PIONEERS LTD.

                           10,000,000 ORDINARY SHARES

                      -------------------------------------

We intend to issue up to 10,000,000 ordinary shares from time to time in one or more offerings. We will provide the specific prices and other terms of these offerings in one or more supplements to this prospectus. Any supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading "Incorporation of Certain Documents by Reference" before you invest.

We may sell these ordinary shares to or through underwriters and also to other purchasers or through agents, on a continuous or delayed basis. The specific terms of any offering of ordinary shares, as well as the names of any underwriters or agents, will be described in a supplement to this prospectus.

Our ordinary shares are quoted on the Nasdaq National Market under the symbol "FLSH."

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

                      -------------------------------------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THESE SECURITIES.

                      -------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      -------------------------------------





                   The date of this prospectus is May 5, 2006

                                TABLE OF CONTENTS

                            ITEM                                      PAGE
---------------------------------------------------------------  ---------------

About this Prospectus                                                     2
The Company                                                               2
Risk Factors                                                              3
Where You Can Find More Information                                      23
Incorporation of Certain Documents by Reference                          24
Forward-Looking Statements                                               25
Use of Proceeds                                                          26
Share Capital                                                            26
Capitalization                                                           26
Plan of Distribution                                                     27
Validity of Securities                                                   27
Experts                                                                  27
Enforceability of Civil Liabilities                                      28



                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, we may offer up to 10,000,000 ordinary shares from time to time in one or more offerings.

         This prospectus provides you with a general description of the ordinary shares we may offer. Each time we sell shares, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including any initial public offering price, the price paid to us for the securities and net proceeds to us. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

         References to "dollars" or $ are to U.S. dollars.

         All references herein to "ordinary shares" refer to our ordinary shares, par value 0.001 New Israeli Shekels per share. References to "NIS" are to New Israeli Shekels.


                                   THE COMPANY

         We are a company organized under the laws of the State of Israel. We commenced operations in 1989. Our principal offices are located at 7 Atir Yeda St., Kfar Saba 44425, Israel and our telephone number is +972-9-764-5000. Our U.S. agent is our subsidiary, M-Systems, Inc., located at 555 Mathilda Avenue, Suite 220, Sunnyvale, CA 94560, and its telephone number is (408) 470-4440. Our website address is www.m-systems.com. The information contained on, or linked from, our website is not a part of this prospectus.

         Unless the context otherwise requires, all references in this prospectus to "msystems," "M-Systems," "we," "our," "us" and the "Company" refer to M-Systems Flash Disk Pioneers Ltd. and its consolidated subsidiaries.


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
                                  RISK FACTORS

     You should carefully consider the risks described below and in the other sections of, and the documents we have incorporated by reference into, this prospectus before making an investment decision. The risks described below and in the documents we have incorporated by reference into this prospectus are not the only ones facing our company. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment.



                   RISKS RELATED TO OUR BUSINESS AND PRODUCTS

WE HAVE INCURRED LOSSES IN THE PAST, AND WE MAY INCUR ADDITIONAL LOSSES IN THE FUTURE.

     We have incurred losses in prior periods and from our inception through September 30, 2005 carried an accumulated deficit. We operate in a volatile industry, and our results can be significantly influenced by numerous dynamic factors, including changes in consumer demand, component availability and pricing and general competitive pressures. We cannot assure you that we will be able to maintain our current profitability.

OUR QUARTERLY OPERATING RESULTS HAVE FLUCTUATED SIGNIFICANTLY IN THE PAST AND MAY FLUCTUATE SIGNIFICANTLY IN THE FUTURE, WHICH MAY ADVERSELY AFFECT THE PRICE OF OUR SECURITIES.

     Our quarterly operating results have fluctuated significantly in the past and we expect that they will continue to fluctuate in the future. Our operating results are subject to various factors that are outside of our control and which are difficult to predict, including expected demand, supply conditions, industry trends, competitive factors and decisions made by our suppliers, partners and customers. These fluctuations may cause our quarterly operating results in future periods to be below the expectations of securities analysts and investors. If that occurs, the market price of our securities could be adversely affected.

OUR RELATIVE MIX OF PRODUCTS VARIES QUARTERLY, WHICH CAN NEGATIVELY AFFECT OUR GROSS MARGINS AND PROFITABILITY.

Our product mix varies quarterly, which affects our overall gross margins and profitability. Each of our products has different gross margins, which vary quarterly based on market dynamics, competition, our average selling prices, our cost of materials and the supply and availability of flash memory components. To the extent the percentage of our revenues derived from lower margin products increases in any given period, our overall gross margins will decline for that period. Revenues derived from our non-product revenue sources - specifically license fees and royalties - carry no associated cost of goods sold. Consequently, if our non-product revenues decrease as a percentage of our total revenues, our gross margins and profitability could be adversely affected. Depending on the relative mix of sales of our products and the relative contribution of our product and non-product revenues, our gross margins could fluctuate significantly from quarter to quarter and may be negatively affected in any given quarter, which could adversely affect our profitability.

OUR TARGET MARKETS TEND TO BE LARGE AND CHARACTERIZED BY HIGH GROWTH, AND THEREFORE EXPERIENCE INTENSE COMPETITION, LEADING TO REDUCED GROSS MARGINS AND DECREASED PROFITABILITY.

     Fast growing and large markets frequently attract competition, including from large U.S. and international companies, which can lead to loss of market share, increased pricing pressures, including drastic price decreases, and compression of margins. Our target markets tend to be large, and have experienced, and may continue to experience, rapid growth. In particular, the USB flash drive market has experienced significant growth, which has attracted numerous competitors, leading to aggressive price competition and low gross margins. To the extent our competitors drastically reduce prices and such price reduction is not accompanied by a proportional reduction in the prices for flash memory components from our suppliers, our gross margins would suffer, which could negatively affect our profitability. Similarly, the multimedia mobile handset market has experienced significant growth and become increasingly competitive, leading to pricing pressure and margin compression. Some of our competitors, such as flash memory manufacturers and companies that own fabrication facilities, have a significant cost advantage over us, which they could exploit to our detriment to the extent they decided to compete more aggressively in our markets. To the extent we continue to target large or fast growing markets, we are likely to experience significant competition and pricing pressures, which may lead to loss of market share and loss of revenues, which could adversely affect our profitability.

OUR SALES TO LARGER CUSTOMERS OFTEN HAVE LOWER ASSOCIATED GROSS MARGINS, WHICH COULD NEGATIVELY AFFECT OUR PROFITABILITY.

     We primarily target our products to a relatively small group of large original equipment manufacturers, or OEMs, and consumer electronics companies, who purchase in higher volumes. There is intense competition for these


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
customers. Because of this competition and the bargaining position of these customers, such customers generally have greater leverage than us in negotiating the terms of the purchase of our products, which has resulted in pricing pressures on us and in lower gross margins. To the extent our sales to these or other larger customers represent a greater portion of our total sales, our gross margins will be lower, which could continue to negatively affect our profitability.

WE DEPEND ON MDRIVE AND MDOC PRODUCTS FOR THE VAST MAJORITY OF OUR SALES. AS A RESULT, OUR BUSINESS WILL SUFFER IF DEMAND FOR ANY OF THESE PRODUCTS DECLINES.

     The vast majority of our revenues are generated from sales of mDrive and mDOC products. If demand for any of these products declines and we cannot develop new products to offset this decline, or if the new products that we develop are not successful in the market, our sales will decline. Any significant decrease in the sales of our mDrive or mDOC products will have an adverse effect on our business, financial condition and results of operations.

DEMAND FOR INCREASINGLY HIGHER CAPACITY DATA STORAGE MAY DECLINE, WHICH COULD CAUSE OUR SALES TO DECLINE.

     Our target markets have enjoyed significant growth, driven in part by the decline in prices for flash memory components, which in turn has enabled us to offer higher capacity storage at lower prices. A portion of the growth in our sales to the USB flash drive market is attributable to consumers replacing their existing personal data storage medium with higher capacity data storage, as the prices for higher capacity storage decline. Similarly, a portion of the growth in our sales to the multimedia mobile handset market is attributable to consumers demanding applications in handsets that require high capacity data storage, such as embedded digital cameras and MP3 playback functionality. However, the demand for increasingly higher capacity storage may diminish as consumers achieve sufficient capacity for their data storage applications. In lieu of upgrading to higher data storage capacities, consumers may opt to buy lower capacity data storage products at lower prices, or entirely forego replacing their existing high capacity data storage medium or device. To the extent consumer demand for higher capacity data storage declines, our sales could decline, which could have an adverse affect on our business and results of operations.

THE LICENSE FEES AND ROYALTIES PAYABLE TO US FROM THIRD PARTIES VARY QUARTERLY AND MAY DECLINE IN THE FUTURE, WHICH WOULD ADVERSELY AFFECT OUR GROSS MARGINS AND RESULTS OF OPERATIONS.

     The license fees and royalties payable to us from our patent cross license and other agreements with third parties are often variable and can fluctuate from period to period, which makes it difficult to predict our license fees and royalty revenues. Our intellectual property strategy includes licensing our patents and technology to third parties. Under these arrangements, we earn license fees and royalties on individually negotiated terms. Our income from license fees and royalties can fluctuate significantly from quarter to quarter as a portion of this income comes from royalties based on actual sales by our licensees. As a result, our license and royalty revenues have fluctuated in the past and will likely continue to fluctuate in the future. Because license and royalty revenues have no associated cost of goods sold, our gross margins and net income are likely to fluctuate more with changes in license and royalty revenues than with changes in product revenues. In addition, our license and royalty revenues may decline in the future as our existing cross license or other agreements expire or caps are reached or if any of these agreements are terminated prior to expiration, which could adversely affect our results of operations. For example, as a result of our recent termination of our agreement with Samsung Electronics Co., Ltd., Samsung's obligation to pay license fees to us has expired, which we expect to have a negative effect on our gross margins.

THE EFFECT ON OUR RESULTS OF OPERATIONS FROM OUR VENTURE WITH TOSHIBA DEPENDS UPON VARIOUS FACTORS, WHICH CAN FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER AND WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     In the USB flash drive market, we generate a portion of our revenues through our venture with Toshiba, which we refer to as the "Venture". The Venture is designed, among other things, to enable us and Toshiba to benefit from a portion of each party's respective sales of USB flash drives. We consolidate the results of the Venture, although we only reflect in our net income our proportional share of the Venture's net income. The Venture's effect on our results of operations depends upon various factors, including the sales of USB flash drives from the Venture to Toshiba, Toshiba's sales of USB flash drives to its customers, potential alternate sourcing of USB flash drives by Toshiba and the Venture's cost of purchasing flash memory components from Toshiba. These factors could fluctuate significantly from quarter to quarter, which could adversely affect our results of operations. In addition, if Toshiba manufactures less NAND flash memory components or reduces its sales activity in the USB flash drive market in the future, or if our agreements with Toshiba in connection with the Venture were to be modified or terminated, our results of operations could be adversely affected.


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
IF THE VENTURE'S REVENUES, GROSS MARGINS OR OPERATING INCOME ATTRIBUTABLE TO ITS SALES TO TOSHIBA DECLINE, OUR OPERATING RESULTS WILL BE ADVERSELY AFFECTED.

     We consolidate the results of the Venture. Our revenues, gross margins and operating income are therefore affected by the revenues, gross margins and operating income of the Venture. A portion of the revenues of the Venture, which historically has represented approximately half of the Venture's revenues, is attributable to the Venture's sales to Toshiba. We have limited visibility of the Venture's sales to Toshiba, which can vary from quarter to quarter. To the extent there is a decline in the Venture's revenues, gross margins or operating income attributable to its sales to Toshiba, our revenues, gross margins and operating income will be adversely affected.

OUR REVENUES AND GROSS MARGINS HAVE BEEN, AND IN THE FUTURE MAY BE, ADVERSELY AFFECTED BY VOLATILITY IN THE MARKET PRICE OR IN THE AVAILABILITY OF FLASH MEMORY COMPONENTS.

     For most of our products, we rely to a significant extent on the purchase of flash memory components, or custom made products incorporating flash memory components, from third party manufacturers. As a result, we are exposed to the risks associated with the ongoing volatility in the price of flash memory components and constraints in its supply.

      o If the price of flash memory components declines, the value of our inventory may fall, requiring us to write down the value of our inventory, which may result in a significant decrease in our gross margins. In addition, we may need to reduce significantly our selling prices, which may result in a decline in our revenues and gross margins.

            In particular, we expect the number of suppliers of flash memory components to increase in the near term as well as an increase in the manufacturing capacity of current suppliers, either of which could increase the supply of flash memory components in the market and reduce the market prices of these components.

            In certain cases, primarily when we depend on a single source supplier, our cost of goods may not decrease proportionately with the decrease in prices of standard flash memory components. However, we will be required to lower our selling prices to match the pricing reductions among our competitors in response to the decrease in flash components prices, leading to lower gross margins, which may result in a decline in our profitability.

      o Alternatively, if the market price for flash memory components increases (for example, as a result of increased demand or due to flash memory supply constraints), we may be unable to pass these price increases on to our customers and, consequently, our gross margins would decline and we may not be able to sell our products at a profit.

     In addition, in the past, there have been constraints in the supply of flash memory components. If these supply constraints were to recur, our suppliers may not allocate to us sufficient flash memory components to enable us to meet the orders of all our customers. If we are unable to satisfy the requirements of our customers or supply them in the volumes or densities they request, they will likely reduce future orders, eliminate us as a supplier or initiate legal proceedings against us for damages. Our reputation would likely also be harmed and we may not be able to replace any lost business with new customers. Irrespective of fluctuations in flash component pricing, to the extent we are not able to obtain sufficient supply of flash memory components, our results of operations would be adversely affected.

     OUR AGREEMENTS WITH SOME SUPPLIERS AND CUSTOMERS PROVIDE FOR PRICING TERMS THAT ARE NOT LINKED TO THE COST OF COMPONENTS OR ARE FIXED. IF COSTS OF COMPONENTS DECLINE AT RATES DIFFERENT THAN OUR EXPECTATIONS, WE MAY BE FORCED TO SELL OUR PRODUCTS AT LOWER, AND IN SOME CASES NEGATIVE, GROSS MARGINS.

     Certain of our supply agreements include pricing terms for flash memory components that are linked to the cost of manufacturing such components and not to then prevailing market price for flash memory components. If the market price for such flash memory components decreases at a rate faster than the decrease in the cost of manufacturing such components, we may be forced to lower the selling price of our products disproportionately to the price at which we purchase the flash memory components, which may result in our selling our products at lower, and in some cases negative, gross margins, which could negatively affect our profitability.

     From time to time, our terms with some of our customers may provide for prices that are fixed. We determine these prices based upon, among other factors, our expectations as to the anticipated decline in the cost of components required to manufacture these products. To the extent costs do not decline in line with our expectations, we would be required to sell our products at lower, and in some cases negative, gross margins, which could negatively affect our profitability.

OUR BUSINESS IS SEASONAL, WHICH MAY LEAD TO FLUCTUATIONS IN OUR PRODUCT SALES AND COULD ADVERSELY AFFECT OUR SALES AND PROFITABILITY IN THE FIRST HALF OF OUR FISCAL YEAR.

     Sales of our mDrive and mDOC products are generally subject to the seasonal purchasing patterns of consumer end-users. Due to end-of-year holiday demand, we have historically experienced stronger demand for our mDOC products in the second half of each fiscal year, followed by weaker demand in the first half of the following fiscal year. Similarly, we have experienced stronger demand for our mDrive products in the fourth quarter, followed by weaker demand in the first half of the following year. We expect this seasonality to continue in the future, which, in general, adversely affects our sales and profitability in the first half of our fiscal year.


EXCESS OR OBSOLETE INVENTORY COULD ADVERSELY AFFECT OUR GROSS MARGINS.

     We may accumulate a higher level of inventory of raw materials, including flash memory components, and finished goods than we need due to various reasons including:

      o     an anticipation of a shortage or end-of-life in components;

      o     unrealized sales forecasts;

      o long-term commitments to our suppliers for certain components without back-to-back commitments from our customers to purchase finished products;

      o purchases of inventory to utilize credits under our agreement with Hynix;

      o     consignment sales to some of our customers;

      o     cancellation of orders from customers; and

      o     an anticipation of an increase in prices.

     In the event that we maintain a higher level of inventory than we need, certain components or products, if warehoused for too long, may be devalued due to a decrease in the market value of those components or products, or rendered obsolete, which might cause us to incur an inventory write-off. Any material devaluation or write-off of inventory would have an adverse effect on our business and results of operations.

CONSIGNMENT SALES REQUIRE US TO SUPPLY OUR PRODUCTS TO OUR CUSTOMERS IN ADVANCE OF SALES, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

     Under some of our customer agreements, we deliver finished goods inventory to our customers in their distribution hubs, where the inventory is held on consignment. Under such agreements, we are obligated to supply in advance based on our customer's forecasts, but the customer is not obligated to purchase the products until it removes the product from the hub and takes title to the product, which it may do at its discretion. The time lag between our delivery and the customer taking title may be as long as weeks or months. To the extent the price for those products drops during that period, our customers benefit from the lower prices. In an environment of rapidly declining prices for flash memory components and corresponding rapid declines in prices for our products, we are exposed to the risk that our margins and profitability will be adversely affected by extended time gaps between delivery and transfer of title on our consignment sales.

IF WE CONTINUE TO GROW, OUR GROWTH MAY STRAIN OUR OPERATIONS INFRASTRUCTURE AND OUR SUPPLY CHAIN.

     In recent years, our revenues have grown significantly in response to increased customer demand. If this growth continues, it may strain our operations infrastructure and supply chain. To meet this growth, we substantially increased our employee base during 2004 and 2005, from approximately 362 employees on January 1, 2004 to approximately 822 employees on December 31, 2005, of whom 140 employees joined the company as a result of our acquisition of Microelectronica Espanola, a European SIM card manufacturer, in November 2005. If our growth continues, we will have to continue hiring additional employees. The hiring of new employees requires the allocation of resources for the training and management of the employees, and the integration of the employees into our existing staff. We also will need to identify and manage additional third-party subcontractors to accommodate the growth. In addition, our logistical infrastructure, systems, procedures and controls may not be adequate to support our anticipated growth, which could adversely affect our business, financial condition and results of operations.

WE DEPEND ON OUR KEY PERSONNEL, INCLUDING OUR EXECUTIVE OFFICERS, THE LOSS OF WHOM COULD DISRUPT OUR BUSINESS.

     Our success greatly depends on the continued contributions of our senior management and other key research and development, sales, finance, marketing and operations personnel, including Mr. Dov Moran, our Chairman, President and Chief Executive Officer. We cannot assure you that we will be successful in retaining our key personnel. Any loss of the services of these key personnel could adversely affect our business, at least until a suitable replacement is identified, hired and acclimated.

WE MAY NOT BE ABLE TO SUSTAIN CONTINUED GROWTH IF WE ARE UNSUCCESSFUL IN ATTRACTING AND RETAINING ADDITIONAL QUALIFIED PERSONNEL.

     Our business' success depends on our ability to attract and retain highly qualified management, technical, finance and sales and marketing personnel. In particular, we require highly qualified technical personnel who are capable of developing technologies and products and providing the technical support required by our customers. Further, to the extent we continue to experience

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rapid growth, we will need management personnel who can effectively manage that growth as well as ensure that our organization adapts effectively to that growth. Individuals who possess these qualifications are in high demand, and we may not be successful in attracting, integrating and retaining them when and as needed in the various geographic regions in which we operate. In the past, we have, from time to time, experienced difficulty hiring the necessary engineering and sales and marketing personnel to support our growth.

OUR BUSINESS DEPENDS SIGNIFICANTLY UPON SALES OF PRODUCTS IN THE CONSUMER MARKET. THIS MARKET IS EXTREMELY COMPETITIVE AND IS HIGHLY SUSCEPTIBLE TO FLUCTUATIONS IN DEMAND.

     Our mDrive and mDOC products are designed for consumer electronic applications. The consumer market is intensely competitive and price sensitive. Sales of consumer electronic products have historically depended upon consumer discretionary spending. Consumers may defer or alter purchasing decisions based on economic conditions or other factors, and accordingly could reduce demand for our products, or products of our customers which incorporate our products. Softening consumer demand for consumer electronic products has in the past caused a decline in the demand for our products. As a result, there is uncertainty with respect to our expected revenues, and delays or reductions in consumer spending on electronics and related products could adversely affect our revenues and operating results.

WE DEPEND ON THE ABILITY OF ORIGINAL EQUIPMENT MANUFACTURERS, OR OEMS, AND CONSUMER ELECTRONICS COMPANIES WHO PURCHASE OUR PRODUCTS TO ACHIEVE BROAD MARKET ACCEPTANCE FOR THEIR PRODUCTS. IF THESE OEMS AND CONSUMER ELECTRONICS COMPANIES DO NOT SUCCEED IN SELLING THEIR PRODUCTS, THIS WILL REDUCE DEMAND FOR OUR PRODUCTS AND OUR REVENUES WILL BE ADVERSELY AFFECTED.

     Our customers are primarily OEMs and consumer electronics companies who repackage or resell our products under their own private label to consumers or incorporate our products into their own products, which are then sold to consumers. We depend upon the success of our customers and the broad market acceptance of their products. To the extent that consumers choose to purchase USB flash drives or multimedia mobile handsets from competitors of our customers, our revenues and operating results will be adversely affected.

WE MAY INCREASE OUR DIRECT SALES TO RETAILERS, WHICH COULD INCREASE OUR COSTS AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     In addition to selling our products to OEMs, we also market our products directly to retailers. To the extent we increase our direct sales to retailers, we will be exposed to additional risks, including potentially losing OEM customers who view our direct sales efforts as competitive, as well as risks inherent in direct sales efforts, such as increased sales and marketing expenditures, having to provide rebates to retailers, and more frequent and rapid selling price declines. If these risks materialize, they could adversely affect our results of operations.

UNDETECTED HARDWARE AND SOFTWARE ERRORS OR DEFECTS MAY INCREASE OUR COSTS AND IMPAIR THE MARKET ACCEPTANCE OF OUR PRODUCTS.

     Our products may contain undetected errors or defects. These could result either from errors or defects in software, components or products designed or manufactured by or for us that we fail to detect, or errors or defects in software, components or products supplied by third parties and which are incorporated into our products. Some of our customers integrate our products into their applications together with products they acquire from other vendors. As a result, when problems occur in an application, it may be difficult to identify the component that caused the problem. Regardless of the source of these errors or defects, we will need to divert the attention of engineering personnel from our product development and support efforts to address the detection of the errors or defects. These errors or defects could cause us to incur warranty or repair costs, liability claims or delays. We could be forced to recall products that were already sold into the market by our customers. Our insurance policies may not provide sufficient protection should a claim be asserted against us. Moreover, the occurrence of errors or defects, whether caused by our products or the products of another vendor, may significantly harm our relations with customers, or result in the loss of customers, injure our reputation and impair market acceptance of our products.

WE MAY MAKE INVESTMENTS IN COMPANIES OR TECHNOLOGIES, WHICH MAY DISTRACT OUR MANAGEMENT AND DISRUPT OR OTHERWISE HARM OUR BUSINESS, AND MAY PROVE TO BE UNSUCCESSFUL.

     One of our strategies is to make investments in complementary businesses, technologies or products if appropriate opportunities arise. We have made several investments in companies or assets of companies in the past and we may in the future invest in additional businesses, products or technologies, some of which may be material investments. These investments could disrupt our business, distract our management and employees, increase our expenses and adversely affect our results of operations. In addition, any investment in another company will subject us to that company's risks and liabilities.

     To the extent that any company in which we invested in the past or any company in which we invest in the future thereafter loses value or does not succeed, we may lose part or all of our investment. We may also have to write down the value of our investment in our financial statements to the extent that the carrying value of an investment exceeds its fair market value.

WE MAY MAKE ACQUISITIONS THAT RESULT IN DIFFICULTIES IN INTEGRATING THE OPERATIONS, PERSONNEL AND PRODUCTS OF THE ACQUIRED COMPANIES OR RESULT IN SIGNIFICANT CHARGES OR OTHERWISE ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     As part of our growth strategy we may acquire companies, products or technologies in order to expand our existing markets, product offerings or sales channels or enhance our technological capabilities. We cannot assure you that we will be able to identify suitable acquisition candidates in the future, or if we do identify suitable candidates, that we will be able to make the acquisitions on commercially acceptable terms or at all. If we acquire another company, we could encounter difficulty integrating that company's personnel, operations, technology and products into our own. The key personnel of the acquired company may decide not to work for us. We may also discover that the acquired company's business does not meet our expectations, or such business may encounter unforeseen difficulties after completion of the acquisition. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses, cause us to write down all or a material portion of our investment or otherwise adversely affect our results of operations. We may issue equity securities or securities convertible into equity to pay for any future acquisitions, which could be dilutive to our existing shareholders. We may use our cash to pay for acquisitions, which would reduce our cash reserves. We may also incur indebtedness to finance acquisitions. Furthermore, acquisitions may require one-time charges and can also result in a reduction in our earnings per share, increased debt or contingent liabilities, adverse tax consequences, amortization of intangible assets or impairment of goodwill, any of which could negatively impact our results of operations.

OUR ACQUISITION OF MICROELECTRONICA EXPOSES US TO RISKS ASSOCIATED WITH INTEGRATING A NEW BUSINESS INTO OUR OPERATIONS AS WELL AS RISKS ASSOCIATED WITH THE SIM CARD MARKET.

         In November 2005, we completed the acquisition of Microelectronica. We are in the process of integrating Microelectronica into our operations. The challenges of integrating the business operations of Microelectronica include demonstrating to our and Microelectronica's customers that the acquisition will not adversely affect our or Microlectronica's relationships with our respective customers, and persuading our personnel that the companies' respective business cultures are compatible, and that we can over come differences in language, culture and time zones. To integrate both companies operations successfully, we need to retain the management, key employees and business partners of both companies. If we are unable to effectively complete the integration of the two companies' operations, technologies and personnel in a timely and efficient manner, we may not realize the benefits we expect from the acquisition and our results of operations could be adversely affected.

     In addition, the SIM card market is significantly influenced by trends in the wireless communications industry. If demand for wireless products and services does not increase, or mobile network operators do not continue to experience positive growth or experience downturns, in particular in Europe and Latin America, our target geographic markets, our SIM card business could be adversely affected. In addition, due to the competitive market environment, suppliers to mobile network operators are under constant pressure to reduce selling prices, which could adversely affect our profitability.

OUR TARGET MARKETS ARE CHARACTERIZED BY HIGHLY VOLATILE DEMAND, MAKING IT DIFFICULT FOR US TO PLAN OUR OPERATIONS.

     The USB flash drive market and the mobile handset market are characterized by highly volatile demand, making it difficult for us to plan our inventory levels, production plans and operations. For example, our USB flash drive customers expect us to fill orders quickly, often in as little as two weeks. Our raw materials suppliers, however, particularly those suppliers who supply us with flash memory components, require us to place orders months in advance. We must make commitments to our suppliers in advance of receiving orders from our customers based upon our forecast of expected customer demand. Similarly, our internal production plans and resource allocation are based upon our forecast of expected customer demand. Due to the volatility of demand, we risk over- or under-estimating customer demand in any given period. If we maintain inventory levels or increase production in anticipation of orders that do not materialize, or if we maintain insufficient inventory to meet the actual demand, our profitability will decline.

SALES TO A SMALL NUMBER OF CUSTOMERS REPRESENT A SIGNIFICANT PORTION OF OUR REVENUES. IF WE WERE TO LOSE ANY OF OUR SIGNIFICANT CUSTOMERS, OR IF WE EXPERIENCE A REDUCTION IN DEMAND FROM THEM, OUR REVENUES AND OPERATING RESULTS WOULD SUFFER.

     More than half of our revenues come from a small number of customers. Specifically, sales to our top three customers accounted for approximately 30% of our revenues in 2003, 38% in 2004, and 33% in 2005, and sales to our top 10 customers accounted for approximately 55% of our revenues in 2003, 64% in 2004 and 62% in 2005. In addition, sales to two of our customers in 2004 and 2005 each represented more than 10% of our revenues in each of those years. If we were to lose any of our significant customers or experience any material reduction in orders from these customers, our revenues and operating results would suffer. Because the substantial majority of our sales are made by means of standard purchase orders rather than long-term commitments, we cannot assure you that these customers will continue to purchase quantities of our products at current levels, or at all. In particular, due to the nature of the market for our mDrive products, a customer can, with relatively little effort and investment, move from our product to a product of a competitor. This, combined with the relative ease with which our customers may terminate their business relationship with us, may cause a severe reduction in sales of our mDrive products over a very short period of time. We expect our operating results for at least the next several years to continue to depend on sales to a relatively small number of customers.

OUR MDOC PRODUCTS TARGET A SMALL NUMBER OF POTENTIAL CUSTOMERS. IF THESE CUSTOMERS DECLINE TO PURCHASE OUR PRODUCTS, WE WOULD HAVE A LIMITED MARKET, IF ANY, FOR SALE OF THESE PRODUCTS, WHICH COULD ADVERSELY AFFECT OUR GROSS MARGINS AND RESULTS OF OPERATIONS.

     In the mobile handset market, we manufacture a limited number of versions of our mDOC products to accommodate the handset design parameters of a small number of potential large customers. Due to the size of these customers and their sales forecasts for the handset that will incorporate our product, we endeavor to build a meaningful inventory position in these products in advance of any orders. These customers, however, have no obligation to buy our products. To the extent any of these customers decline to purchase the version we designed because the handset design is not commercialized or is discontinued, we would be left with inventory that would have a limited market, if any, for sale. This could require us to devalue or write-off the inventory, which would adversely affect our gross margins and results of operation.

WE CUSTOMIZE OUR MDOC PRODUCT TO MEET OUR CUSTOMERS' DESIGN REQUIREMENTS, EXPOSING US TO THE RISK OF OBSOLETE INVENTORY AND LOWER GROSS MARGINS.

     Our mDOC is incorporated into the design of our customers' products. We often customize our product by combining the mDOC with other memory chips in a single compact package. After a design win, our customers provide us with forecasts of their anticipated requirements, based on which we produce customized products in anticipation of the customer purchasing our product for their new device. However, the customer is not obligated to purchase our product until it places purchase orders with us, and may decide prior to placing orders not to commercialize their new device, or to order less than initially forecasted, thereby rendering our inventory of customized products or a portion thereof obsolete. Obsolete inventory will reduce our gross margins and could adversely affect our profitability.

INCREASED OPERATING EXPENSE LEVELS WILL HARM OUR BUSINESS IF OUR REVENUES DO NOT GROW.

     We expect our operating expenses to increase due primarily to planned increases in sales and marketing and research and development activities to support our growth plan. If our revenues do not increase at least proportionately to our operating expenses, or if revenues decrease or do not meet expectations, and we are not able to reduce our operating expenses in the short term, or at all, our business, financial condition and results of operations will be adversely affected.

     WE ARE REQUIRED TO RECORD A COMPENSATION EXPENSE IN CONNECTION WITH STOCK OPTION GRANTS, WHICH ADVERSELY AFFECTS OUR RESULTS OF OPERATIONS.

     Option grants have represented a significant element of our compensation package to employees in the past, and we expect to continue to issue options to our employees in the future. We are required to apply the Financial Accounting Standards Board's (FASB) recently issued accounting Standard FAS No. 123(R), "Shared-Based Payment," which requires the fair value of all equity-based awards granted to employees to be recognized in financial statements beginning in the first quarter of 2006. The result is that we record an expense with respect to stock option grants, even if the exercise price of the stock options is equal to the market price of the underlying shares on the date of grant, which adversely affects our results of operations.


           RISKS RELATED TO DEVELOPMENT AND MARKETING OF NEW PRODUCTS

WE WILL NOT BE ABLE TO GROW UNLESS OUR TARGET MARKETS CONTINUE TO GROW AND WE ARE ABLE TO MEET THE CHANGING NEEDS OF THESE MARKETS.

     Sales to the mobile handset and portable device market accounted for approximately $139.8 million of our revenues in 2005, an increase of 100% as compared to 2004, and approximately $69.8 million of our revenues in 2004, an increase of 302% as compared to 2003. Sales to the mobile handset and portable device market are primarily related to the demand for multimedia mobile handsets. We cannot assure you that this market will continue to grow, that our data storage solutions for multimedia mobile handsets will continue to achieve market acceptance, that the supply of flash memory components will be available or that our products will be included in the multimedia mobile handsets that achieve broader market acceptance. Most multimedia mobile handsets currently do not use or need embedded high capacity data storage, and we cannot assure you that the requirement for embedded high capacity data storage in that market will grow or that handset manufacturers and OEMs will select mDOC as their solution for embedded data storage. If sales of multimedia mobile handsets do not continue to grow as anticipated, or if mDOC is not designed into leading multimedia mobile handsets, or if our mDOC products' prices are not competitive, then sales of our mDOC products will decrease or will not grow as anticipated, which could adversely affect our results of operations.

     Sales to the USB flash drive market accounted for approximately $415.4 million of our revenues of 2005, an increase of 40% as compared to 2004, and approximately $297.2 million of our revenues in 2004, an increase of 275% as compared to 2003. We cannot assure you that this market will continue to grow or that our products will be accepted as the preferred solution by OEMs, consumer electronics companies, retailers and consumer end-users. If demand for USB flash drives does not continue to grow as anticipated, or the mDrive is not chosen by OEMs, consumer electronic companies, retailers and consumer end-users as their preferred solution, or if our mDrive products' prices are not competitive, then sales of our mDrive products will decrease or will not grow as anticipated, which could adversely affect our results of operations.

OUR BUSINESS WILL BE HARMED IF WE FAIL TO ANTICIPATE NEW TECHNOLOGICAL CHANGES OR TO INTRODUCE NEW PRODUCTS IN A TIMELY MANNER.

     The market for our products is characterized by rapidly changing technology and evolving industry standards. The introduction of products embodying new technology and the emergence of new industry standards could render our existing products obsolete and unmarketable. Although we design our products to fit and match certain market standard interfaces, some of these interfaces may change over a relatively short period, which may cause our then existing products to become obsolete while possibly enabling competing products. Our ability to anticipate changes in technology and industry standards and interfaces, and to successfully develop and introduce new and enhanced products on a timely basis, will be a critical factor in our ability to grow and to remain competitive. In addition, the anticipated development schedules for high technology companies are inherently difficult to predict and are subject to change as a result of shifting priorities in response to customers' requirements and product introductions from competitors. Our inability, for technological or other reasons, to develop products and product enhancements that are technologically competitive, responsive to customer needs or competitively priced would adversely affect our business, financial condition and results of operations.

WE CANNOT ASSURE YOU THAT ANY NEW PRODUCTS OR TECHNOLOGIES WE DEVELOP WILL BE COMMERCIALLY SUCCESSFUL.

     We continually seek to develop new products and technologies. For example, in October 2004, we announced our intention to develop the mSIM MegaSIM card module, a universal subscriber identification management (SIM) card that incorporates high capacity embedded data storage. This product is expected to be commercially available in the second half of 2006, and the market for this product is in its initial stages. We have also announced additional new products and technologies, such as our U3 Smart Drives, H3 mDOC and mTrust, and anticipate announcing additional new products and technologies in the future, including products or technologies that could represent significant advancements over current product and technologies. We cannot assure you that any new products or technologies we develop will be commercially successful. We do not know if the market for our new products and technologies will develop, or if the market develops whether we will be able to compete successfully in the market or whether the market will be overtaken by competing technologies or other products. Further, it will take time for our new products and technologies to be accepted and for revenues to be generated from them, if this happens at all. To the extent our new products and technologies do not enjoy market acceptance, we may not be able to recoup our research and development and sales and marketing expenditures on the product or technology.

IN TRANSITIONING TO NEW TECHNOLOGIES AND PROCESSES, WE FACE DESIGN AND PRODUCTION RISKS THAT MAY CAUSE SIGNIFICANT PRODUCT DELAYS THAT COULD HARM OUR BUSINESS.

     The flash memory market continues to enjoy successively higher memory capacities at lower costs per megabyte due to the implementation over time of more advanced technologies and manufacturing processes. In addition, other components used in our products, such as ASICs (application specific integrated circuits), continue to achieve technological advances, and must be replaced or upgraded from time to time in order for us to remain competitive. Our success depends on our ability to continuously redesign our products to integrate with the latest flash memory technologies and manufacturing processes and other new components. The transition to new technologies and processes is highly complex and requires new designs, components, testing and qualification processes. We cannot assure you that we will be able to timely adapt our products to new emerging technologies or offer such new products at competitive prices, or that we will not suffer from design and quality issues in connection with the transition to new technologies. We cannot assure you that we, along with our suppliers and subcontractors, will successfully develop and bring into full production with acceptable yields and reliability products based on these technologies and processes, or that any development or production ramp-up will be completed in a timely or cost-effective manner. If we are not successful in adapting to new technologies or if our transition to these new technologies is too slow or too costly, our business, financial condition and results of operations could suffer.


    RISKS RELATED TO THIRD PARTY MANUFACTURERS, SUPPLIERS AND SUBCONTRACTORS

WE DEPEND ON TOSHIBA AND HYNIX FOR FLASH MEMORY COMPONENTS. ANY SHORTAGE OR DISRUPTION IN OUR SUPPLY FROM THESE SOURCES OR ACHIEVEMENT OF LOWER YIELD THAN EXPECTED WILL ADVERSELY AFFECT OUR RESULTS.

     Our flash memory based products require flash memory components, which are currently primarily supplied by Toshiba (directly and through the Venture) and Hynix, or with respect to some components, by only one of these suppliers. We expect that we will depend upon our current principal suppliers for a significant portion of our anticipated flash memory requirements for the foreseeable future. While we have secured commitments from our principal suppliers to provide us with a defined amount of flash products, we are at risk to the extent any of our current suppliers:

      o     is unable or unwilling to meet our supply needs;

      o fails to comply with its supply commitment to us, in terms of volumes, pricing or the timing of the supply of flash memory components;

      o closes down or downsizes its flash memory components fabrication business;

      o terminates its agreements or supply relationship with us at any time;

      o     reduces its flash production;

      o supplies us with flash memory components with a lower than customary yield;

      o experiences disruption in supply due to natural disaster, power failure, labor unrest or other causes; or

      o does not continue to invest in the necessary advancements to its flash memory technology and flash memory products or fails to meet new technology standards.

Any of these risks could impair our ability to supply products to our customers and cause our business, financial condition and operating results to be adversely affected. As the flash memory components supply commitments that we have secured from our principal suppliers are at times linked to the aggregate production of such components by these suppliers, any reductions in their aggregate flash production may adversely affect us. Further, as a result of our termination of our agreement with Samsung, we may encounter greater challenges in sourcing sufficient flash memory components to meet our needs.

OUR GROSS MARGINS CAN BE ADVERSELY AFFECTED BY THE MIX OF OUR FLASH SUPPLY SOURCES.

     We have secured commitments from our principal suppliers to provide us with a defined amount of flash memory components and products at attractive terms, which terms vary between suppliers. Each of our agreements with these suppliers has different capacity commitments and pricing terms. The capacity to which we are entitled under each agreement is generally fixed within any given period. Due to our sales growth, we have at times exceeded these defined amounts, which required us to purchase additional flash components from either our current suppliers or other sources at higher prices. Subject to our contractual purchase commitments, we strive to optimize our purchases from our suppliers by first purchasing components from the supplier that offers us the best relative pricing terms, until we exhaust the quantity available to us from that supplier at those terms, and then purchasing from the supplier that offers us the next best pricing terms. As a result, incremental increases in sales in a given period will generally be sourced from a supplier that offers us less attractive pricing terms than our average pricing terms for sales previously made during that period, thereby reducing our overall gross margin.

     Our overall gross margins will vary depending upon the mix and pricing of flash memory components we purchase from our various flash suppliers, as well as the proportion our total flash memory components we require in any given period in excess of our existing commitments. Unless we are able to secure additional commitments for flash memory components at attractive prices, as our revenues continue to grow, our overall product gross margin will decline, which could reduce our profitability.

WE DEPEND ON TOSHIBA AS A SINGLE SOURCE TO MANUFACTURE MOST OF OUR MDOC PRODUCTS, AND WE EXPECT TO REMAIN DEPENDENT ON TOSHIBA AS A SINGLE SOURCE FOR AT LEAST SOME OF OUR FUTURE MDOC PRODUCTS. ANY DELAY OR DISRUPTION IN OUR RECEIPT OF THESE PRODUCTS FROM TOSHIBA WILL ADVERSELY AFFECT OUR RESULTS.

     At present, Toshiba is our sole manufacturer of most of our mDOC products. In addition, we are working with Toshiba on the joint development of future mDOC products, for which they may be the sole source of supply as well. For our mDOC products, Toshiba not only supplies the flash memory components but also manufactures and assembles the finished product. If Toshiba were to:

      o     breach its obligations under its agreements with us;

      o     close down or downsize its flash memory fabrication business;

      o experience manufacturing problems or delays for any reason, including difficulty in obtaining sufficient raw materials, work stoppages, excessive demand for its manufacturing capacity or other causes; or

      o for any other reason be unable to sell us mDOC products at competitive prices,

we may be unable to fill our customers' orders for these products in a timely fashion or at all or be unable to offer these products at competitive prices. This could lead our customers to reduce future orders, eliminate us as a supplier or initiate legal proceedings against us for damages. Our reputation would likely also be harmed and we may not be able to replace any lost business with new customers. In addition, having a single source for the mDOC might deter mobile handset vendors from accepting our mDOC product line as the data storage solution for their handsets, which would similarly result in lost sales and affect the acceptance of our product in the relevant market. We are currently in the process of developing products with other manufacturers that will be comparable to the mDOC although such products may have different features and capacity. This will require additional hardware and software development, and we cannot assure you that we will be successful in developing such comparable products or that such other manufacturers will succeed in delivering products which are of similar cost, quality and functionality.

INCREASED SALES OF CUSTOMIZED PRODUCTS SOURCED FROM TOSHIBA WILL DECREASE OUR OVERALL GROSS MARGINS AND COULD HAVE AN ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

         Some of the flash memory products we purchase from Toshiba are customized for us. These customized products are produced with less technologically advanced manufacturing processes than standard flash memory components and therefore have relatively higher manufacturing costs. Due to the relatively higher cost of the customized products we source from Toshiba, these products have relatively lower gross margins. As the proportion of our revenues arising from such products increases, our overall gross margins will decrease, which could have an adverse effect on our results of operations.

WE DEPEND ON TOSHIBA AS A SINGLE SOURCE FOR MULTI-LEVEL CELL FLASH MEMORY COMPONENTS, WHICH ARE LESS COSTLY THAN STANDARD FLASH MEMORY COMPONENTS. ANY REDUCTION OR DISRUPTION IN OUR RECEIPT OF THESE COMPONENTS FROM TOSHIBA WILL NEGATIVELY AFFECT OUR GROSS MARGINS AND PROFITABILITY.

     At present, Toshiba is our sole supplier of multi-level cell, or MLC, flash memory components, which are less costly per megabyte than standard single-level cell, or SLC, flash memory components. If Toshiba were to:

      o     breach its obligations under its agreements with us;

      o     close down or downsize its flash memory fabrication business;

      o experience manufacturing or yield problems or delays for any reason, including difficulty in obtaining sufficient raw materials, work stoppages, excessive demand for its manufacturing capacity or other causes;

      o     increase its prices to us for MLC flash memory components; or

      o for any other reason be unable to sell us MLC flash memory components at competitive prices we would be required to either (i) use standard SLC flash memory components in lieu of MLC components or (ii) decline orders of our customers, either of which would decrease our gross margins and adversely affect our profitability.

WE FACE VARIOUS RISKS UNDER OUR AGREEMENT WITH HYNIX, INCLUDING THE POTENTIAL LOSS OF A SIGNIFICANT PORTION OF OUR $100 MILLION INVESTMENT UNDER THAT AGREEMENT.

         In August 2005, we entered into an agreement with Hynix under which we purchased approximately $100 million of equipment from several vendors, which was placed at Hynix's manufacturing facility. Under the agreement, in exchange for the equipment we purchased for Hynix, we are entitled to receive, among other things, credits of an aggregate of $100 million on products that we purchase from Hynix over the term of the agreement. If we fail to purchase from Hynix a minimum amount of products during any quarter, we may relinquish a proportional amount of such credits.

         If the purchase price that we agreed upon in our agreement with Hynix is not as favorable to us as prices offered by other flash vendors, we may (a) elect not to purchase the minimum amount of products from Hynix during any given quarter, in which event we may relinquish a proportional amount of the credits arising from the $100 million that we have invested under the Hynix agreement, or (b) elect to purchase products from Hynix even if we could obtain similar products from third parties at more competitive prices, which may result in lower gross margins.

         While our agreement requires Hynix to purchase the equipment from us upon a termination of the agreement for a purchase price equal to the full uncredited portion of the equipment purchase price, we face a risk that in certain events of termination (such as a bankruptcy or reorganization of Hynix), Hynix would not be able to pay us the full uncredited portion of the equipment purchase price. We may also not be able to obtain physical possession of the equipment or be considered a secured creditor of Hynix upon such events. Even if we were to recover possession of the equipment upon termination of the agreement, the market value of the equipment (i.e., the price for which we could sell the equipment to third parties) may be less than the uncredited portion of the equipment purchase price, resulting in a loss to us.

         In any of the events described above, we face a risk of relinquishing a significant portion of the $100 million that we invested in the purchase of equipment and the additional risk of purchasing products from Hynix on unfavorable terms, either of which would have an adverse effect on our financial condition and results of operations.

WE MAY NOT SUCCEED IN FINDING OPPORTUNITIES TO ENTER INTO ADDITIONAL SUPPLY TRANSACTIONS WITH FLASH MEMORY MANUFACTURERS, OR THESE TRANSACTIONS MAY PROVE TO BE UNSUCCESSFUL.

         In order to secure additional sources of supply for flash memory components on favorable terms, our strategy is to seek to enter into material transactions with flash memory manufacturers. These transactions could take various forms, including pre-payments, equity investments, acquisitions or investments in capital equipment or other cash outlays or commitments. An example of this type of transaction is our agreement with Hynix. We intend to seek to enter into other material transactions with flash memory manufacturers in the future. We may need to raise significant financing to fund these transactions, and we cannot be certain that we will be able to obtain such additional financing on favorable terms, if at all. Further, we cannot assure you that we will be successful in entering into such transactions or, upon entering into such transactions, that these transactions will be successful in achieving our objectives of securing additional capacity of flash memory components on favorable terms. Negotiating transactions of this nature requires significant time and efforts on the part of our management and employees, and could be disruptive to our ongoing business. In addition, if we are not successful in entering into such transactions, we may have difficulty securing flash memory components on favorable terms, which could adversely affect our financial condition and results of operations. Moreover, even upon entering into such transactions, if these transactions are not successful, we may lose all or a material portion of our investment and incur additional expenses, which could adversely affect our financial condition and results of operations.

DIFFICULTY IN ESTIMATING SUPPLY REQUIREMENTS MAY CAUSE US TO OVERESTIMATE OUR REQUIREMENTS AND BUILD EXCESS INVENTORIES, OR UNDERESTIMATE OUR REQUIREMENTS AND HAVE A SHORTAGE OF SUPPLY, EITHER OF WHICH WILL HARM OUR FINANCIAL RESULTS.

     Under the terms of our agreements with Toshiba and Hynix, we are obligated to provide advance rolling forecasts of anticipated requirements for flash memory components and mDOC products. Generally, the estimates for the first few months of each rolling forecast we provide are binding commitments and cannot be cancelled, and the estimates for the remaining months of the forecast may only be changed by a certain percentage from the previous month's forecast. This limits our ability to react to fluctuations in demand for our products.

     Because a significant portion of our products is sold into the consumer market, it is difficult to forecast future sales accurately. In addition, sales visibility remains limited because a substantial majority of our quarterly sales are from orders received and fulfilled in the same quarter, which makes accurate forecasting difficult. Some of our customers also require us to commit to having sufficient available supply of products to meet their purchase forecasts, without actually committing themselves to making any purchases until they place binding purchase orders.

     If we underestimate our needs when we place orders, we will be unable to satisfy the requirements of our customers or supply them in the volumes they request. This could lead them to reduce future orders, eliminate us as a supplier or initiate legal proceedings against us for damages. Our reputation would likely also be harmed and we may not be able to replace any lost business with new customers. Alternatively, if we overestimate our need for products, we could increase our inventory levels, which could result in a write-down of that inventory due to a drop in flash component prices or obsolescence. Either of these situations could have an adverse effect on our business, financial condition and operating results.

IF OUR FLASH MEMORY SUPPLIERS ARE UNABLE TO PROVIDE US WITH SUFFICIENT QUANTITIES OF FLASH MEMORY IN A TIMELY MANNER AT COMPETITIVE PRICES, WE WOULD HAVE TO SEEK ALTERNATE SUPPLIERS, WHICH MAY NOT BE AVAILABLE, AND THIS WOULD ADVERSELY AFFECT OUR RESULTS.

     If we are unable to obtain sufficient quantities of flash memory from Toshiba (either directly or through the Venture) or Hynix at competitive prices, or if Toshiba or Hynix are unable or unwilling to timely satisfy our requirements on competitive terms, and other flash memory suppliers do not meet our additional capacity requirements in a timely manner and at competitive prices, we would not be able to manufacture and deliver flash memory products to satisfy our customers' requirements. As a result of our termination of our agreement with Samsung, we may encounter greater challenges in sourcing sufficient flash memory components to meet our needs. If we are unable to satisfy the requirements of our customers or supply them in the volumes they request, they will likely reduce future orders, eliminate us as a supplier or initiate legal proceedings against us for damages. Our reputation would likely also be harmed and we may not be able to replace any lost business with new customers. Even if we are able to obtain flash memory in sufficient volumes and on schedules that permit us to satisfy our delivery requirements, we cannot assure you that the prices charged by these suppliers will enable us to compete effectively in our market. If we are unable to obtain flash memory at competitive prices, our margins would decline unless we could raise the prices of our products in a commensurate manner or offset the cost increases elsewhere. The existing competitive conditions may not permit us to do so, which would adversely impact our gross margins and operating results.

WE DEPEND ON A LIMITED NUMBER OF THIRD PARTY SUBCONTRACTORS TO MANUFACTURE AND ASSEMBLE OUR PRODUCTS, AND ANY DELAY OR DISRUPTION IN THE SUPPLY OF THESE PRODUCTS WILL ADVERSELY AFFECT OUR RESULTS.

     We are dependent on a limited number of third party subcontractors. Any significant problems that occur at our subcontractors, or their failure to perform at the level we expect, could lead to product shortages or quality assurance problems. In addition, we do not have long-term agreements with our subcontractors. As a result, these subcontractors may terminate their relationships with us at any time, generally upon limited advance notice. At times, some of our subcontractors operate at peak capacity, and may not have available capacity to meet our manufacturing needs. If any of our subcontractors are unable or unwilling to continue to manufacture, assemble and deliver products of acceptable quality, at acceptable costs, in sufficient volumes and in a timely manner, we will be unable to satisfy the requirements of our customers or supply them in the volumes they request. This could lead our customers to reduce future orders, eliminate us as a supplier or initiate legal proceedings against us for damages. Our reputation would likely also be harmed and we may not be able to replace any lost business with new customers.

In particular, the vast majority of our mDrive products are manufactured and assembled by Global Brands Manufacturing Limited, or GBM, our principal subcontractor. The risks noted above would all apply to GBM. Specifically, if GBM were unable or unwilling to continue to act as our subcontractor, we would not be able to switch our production to another subcontractor without significant advance notice, which could adversely affect our ability to supply mDrive products to our customers. We cannot assure you that we will be successful in agreeing to terms with any additional subcontractor, or that we will be able to timely switch our production to an additional subcontractor should GBM or any other subcontractors be unable or unwilling to continue working with us. In either case, we would be required to qualify new subcontractors, which could take as much as six months or longer, as well as result in unforeseen operations problems, and our results may be adversely affected.

WE DEPEND ON THIRD PARTIES FOR THE SUPPLY AND QUALITY OF COMPONENTS REQUIRED FOR THE MANUFACTURE OF OUR PRODUCTS, AND ANY DELAY OR DISRUPTION IN THE SUPPLY OF THESE PRODUCTS WILL ADVERSELY AFFECT OUR RESULTS.

     We depend on third parties to manufacture and supply components for our products, including the capacitors, printed circuit boards and the ASIC components used in our mDrive and in some of our mDOC products. For some components, we rely on a single source of supply. For example, Atmel Sarl supplies us with certain ASIC components developed specifically for some of our products. In addition, various third parties are single source suppliers of some off-the-shelf ASIC components. Because we depend on single suppliers for certain key components, and do not have a long-term supply contract with our suppliers, we face the risk of inadequate component supply, price increases, late deliveries and poor component quality, as any supplier may terminate their relationships with us or pursue other relationships with our competitors. If we were to lose our relationship with these suppliers, the lead time required to qualify new suppliers could be as long as six months. Also, if we lose our single suppliers or these suppliers are otherwise unable to satisfy our volume and delivery schedule requirements, it may be difficult to locate any suppliers who have the ability to develop, manufacture and deliver the specialized components we need for our products in the desired lead times and quality.

     Our component suppliers are often operating at peak capacity. At times, the demand for components used in our products has exceeded available supply, and suppliers have raised prices or been forced to allocate limited resources among competing purchasers. On certain occasions we have been unable to obtain adequate supplies of certain components, which has resulted in delayed or lost sales of our products. In other cases, we have been required to keep unusually large component inventories in order to avoid shortages. We cannot assure you that shortages will not occur in the future.

     Furthermore, if we experience quality problems from any of our component suppliers, it could take us a significant amount of time to identify the problem as associated with a particular component, ascertain whether this is as a result of a design or a manufacturing flaw and either correct the problem and, if possible, replace the components or find an alternate source of supply. Any such quality problem or delay could, in addition to causing us lost sales, detrimentally affect our reputation in the market and cause us to incur additional costs as a result of the recall and replacement of affected products.

     IF WE ARE NOT SUCCESSFUL IN DEVELOPING RELATIONSHIPS WITH SUPPLIERS OF MEMORY COMPONENTS THAT UTILIZE NEW MEMORY TECHNOLOGIES, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     The market for memory components is characterized by rapidly changing technology. Several semiconductor manufacturers are currently developing new memory technologies that would supplement or compete with existing flash memory technologies and other memory components. If these new memory technologies gain widespread market acceptance and we are not successful in developing relationships with the suppliers of these new memory technologies and memory components or we are unable to develop products based on these new technologies, our business could be adversely affected.

LOSS OF OR DAMAGE TO INVENTORY HELD BY OUR SUBCONTRACTORS OR OEM CUSTOMERS COULD DAMAGE OUR RELATIONSHIPS WITH OUR CUSTOMERS AND HARM OUR BUSINESS.

     Some of our inventory is held directly by our third party subcontractors or in our OEM customers' warehouse facilities and is outside of our physical control. We may be exposed to additional risks relating to this inventory, including loss of or damage to the inventory. In the event that inventory held by our third party subcontractors or OEM customers or that is on consignment with our customers is damaged and we are unable to timely replace that inventory, we may not be able to meet our customers' orders, which would harm our business, financial condition and results of operations.

OUR BUSINESS WILL BE HARMED IF OPERATING SYSTEM VENDORS DO NOT CONTINUE TO SUPPORT OUR SOFTWARE AND INCLUDE OUR SOFTWARE WITH THEIR OPERATING SYSTEMS.

     Our marketing strategy for mDOC relies on our software being included in major operating systems. These operating systems are constantly being updated. If we are unable to maintain or obtain the support of major operating systems for our products, if the developers and distributors of major operating systems choose to support a competing product instead of our own or support other competing solutions together with our solution, or if other operating systems that do not include our software achieve market acceptance, this could adversely impact sales and accordingly have an adverse effect on our business, financial condition and results of operations.


                          RISKS RELATED TO COMPETITION

WE SELL OUR PRODUCTS IN A HIGHLY COMPETITIVE INDUSTRY, OFTEN IN COMPETITION WITH LARGER COMPANIES WITH SUBSTANTIALLY GREATER RESOURCES. OUR FAILURE TO COMPETE EFFECTIVELY COULD HURT OUR BUSINESS.

     The markets in which we compete are characterized by intense competition, rapid technological changes, evolving industry standards, rapidly declining average selling prices and rapid product obsolescence. Our mDOC, mDrive and other products compete with other flash data storage devices, standard flash memory components, hard drives and alternative data storage technologies. Our competitors include many large U.S. and international companies that have substantially greater financial, technical, marketing, logistical infrastructure and support and other resources, greater access to component fabrication capacity, broader product lines and longer-standing relationships with customers than us. These factors may limit our ability to compete effectively with them. We expect competition to increase in the future from existing competitors and from other companies, including flash manufacturers, that may enter our existing or future markets with similar or alternative data storage solutions that may be less costly or provide additional features.

     mDrive. Our mDrive product competes with other USB-compatible flash data storage devices, removable magnetic media, removable optical media, flash cards, MP3 players and other removable storage media. Our competitors in this market currently consist of U.S. and international companies that manufacture storage media, as well as numerous computer and computer-based peripherals manufacturers or hardware manufacturers, many of whom are located in the Far East where costs tend to be lower. Many of these competitors are vying for and attaining market share on the basis of aggressive pricing or marketing campaigns.

     In addition, we also currently experience and expect to continue to experience competition from large U.S. or international companies (including flash manufacturers) that have substantially greater resources, greater access to component fabrication capacity, often at substantially lower costs, broader product lines and longer-standing relationships with customers than we do.

mDOC. Our mDOC products compete with other flash and flash-based memory solutions, including those offered by flash manufacturers. The flash manufacturers have an advantage over us in that they have substantially greater financial, sales, technical, marketing, logistical infrastructure and support and other resources, greater access to component fabrication capacity at substantially lower costs, broader product lines and longer-standing relationships with customers than we do. In particular, flash manufacturers have a significant cost advantage over us, which they could exploit to our detriment if they decided to compete more aggressively in our markets, leading to substantial pricing pressures, which would adversely affect our results of operations. Since these competitors also own their own fabrication facilities, they would also have more effective control over supply. In addition, some manufacturers of multimedia mobile handsets are using or plan to use multi-chip packaging which integrates flash and other memory chips. Some of our competitors already manufacture, in addition to flash, other memory chips, and may therefore have a competitive advantage over us with respect to time to market and costs for products incorporating multi-chip packaging. These factors could lead to substantial pricing pressures, which would adversely affect our results of operations.

OUR DATA STORAGE PRODUCTS COMPETE WITH OTHER PRODUCTS OFFERING SIMILAR FUNCTIONALITY, WHICH COULD ENJOY GREATER MARKET ACCEPTANCE AND CAUSE THE SALE OF OUR PRODUCTS TO DECLINE.

     Our products are targeted at the personal data storage market. There are numerous technologies and products that have been designed for the personal data storage market, including removable magnetic media, removable optical media, flash cards, flash-based MP3 players and other removable storage media. Many of these products are substitute products, providing essentially the same data storage functionality. To the extent any of these competing products or any products developed in the future enjoy greater market acceptance than our products, the market for our products may contract and our sales would decline, which could adversely affect our results of operations. For example, sales of high capacity MP3 players have recently enjoyed significant growth. If manufacturers of MP3 players were to market high capacity MP3 players for data storage as well as music storage or consumers were to use their MP3 players to store digital data files in addition to music, this could diminish the demand for USB flash drives in general and our mDrive in particular.

PRICE COMPETITION COULD REDUCE OUR REVENUES AND PROFITABILITY.

         We have in the past experienced, and expect in the future to experience, severe price competition for our products, which adversely impacts our product gross margins and overall profitability. Moreover, price competition in the retail market could diminish the margins of our customers, which may cause our customers to significantly reduce their purchases in favor of other higher margin consumer electronics products. Any reduction in sales and gross margins could adversely affect our profitability.

WE MAY BE UNABLE TO MAINTAIN MARKET SHARE DUE TO SUPPLY CONSTRAINTS, WHICH COULD REDUCE OUR REVENUES AND PROFITABILITY.

     The market for flash memory products undergoes varying periods of surplus and tight flash memory supply. During periods of excess supply in the market for our flash memory products, we may lose market share to competitors who aggressively lower their prices. Conversely, under conditions of tight flash memory supply, we may be unable to meet customer demand and maintain our market share. Our future growth depends in part on our ability to obtain sufficient flash memory components and other components to meet demand. If we are unable to do so in a timely manner, we may lose market share to our competitors, which could reduce our revenues and profitability.

WE FACE COMPETITION IN OUR TARGET MARKETS FROM SOME OF OUR BUSINESS PARTNERS DUE TO OUR LICENSE OR OTHER AGREEMENTS WITH OUR PARTNERS.

     We have entered into agreements with several of our business partners, including Toshiba, Sandisk, Hynix and Renesas, under which these parties may manufacture and sell products that incorporate technology covered by our patents or that is based upon our intellectual property and which compete with our products. In some cases, our business partners retain the license to use our intellectual property even if our agreements with them are terminated or expire, and we discontinue our business relationships with them. For example, pursuant to our agreements with Toshiba, Toshiba markets and sells the mDOC products to customers under Toshiba's trademark. In addition, Toshiba markets and sells USB flash drives which compete with our mDrive products. Toshiba also has the right to directly market products that we may jointly develop in the future. We may enter into similar agreements in the future. Any current or future similar agreements may increase competition and may adversely impact our revenues and profitability.


                   RISKS RELATED TO OUR INTELLECTUAL PROPERTY

OUR BUSINESS COULD SUFFER IF THIRD PARTIES INFRINGE UPON OUR PROPRIETARY TECHNOLOGY, AND OUR PATENTS AND PROPRIETARY TECHNOLOGY MAY NOT AFFORD US SUFFICIENT PROTECTION FROM SUCH INFRINGEMENT.

     Our success is dependent upon our proprietary technology. We currently rely on a combination of patent, trade secret, copyright and trademark law, together with non-disclosure agreements, to establish and protect the proprietary rights and technology used in our products. However, these methods may not afford complete protection and we cannot assure you that:

      o     any of our existing patents will not be invalidated;

      o     patents will be issued for any of our pending applications;

      o any claims allowed from existing or pending patents will have sufficient scope or strength;

      o our patents will be issued in the primary countries where our products are sold in order to protect our rights and potential commercial advantage; or

      o our competitors will not be able to design their products around our patents or independently develop our trade secrets and know-how.


WE MAY BE INVOLVED IN LITIGATION REGARDING OUR INTELLECTUAL PROPERTY RIGHTS, WHICH WOULD BE COSTLY AND WOULD DIVERT THE EFFORTS OF OUR KEY TECHNICAL AND MANAGEMENT PERSONNEL.

     Given the developing nature of our markets and the related intellectual property, we cannot assure you that some of our competitors will not infringe our intellectual property rights, and thereby force us to incur substantial costs if we choose to defend our rights. Litigation involving intellectual property can be complex and extend for a protracted time and is often very expensive. We are currently involved in several opposition and revocation procedures where we have opposed third party patents in various jurisdictions. Intellectual property claims, whether or not meritorious, may result in the expenditure of significant financial resources, injunctions against us or the imposition of damages that we must pay and would also divert the efforts and attention of some of our key management and technical personnel. If we bring an intellectual property infringement action and are not successful, our competitors would be able to use similar technology to compete with us. Moreover, the defendant in such an action may successfully assert a counterclaim that our patents are invalid or unenforceable.

OUR PRODUCTS MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS AND THIS COULD REQUIRE US TO PAY DAMAGES AND FORCE US TO STOP MANUFACTURING OR SELLING CERTAIN OF OUR PRODUCTS.

     Third parties may assert against us infringement claims or claims that we have violated their patent or infringed their copyright, trademark or other proprietary right. We currently are involved in one legal action in Singapore in which we were found by the court to be infringing on the rights of a third party and are awaiting the court's ruling on damages. Oppositions to our patent applications have been filed by third parties in various jurisdictions. An infringement claim, even if not meritorious, could result in the expenditure of significant financial and managerial resources by us. An adverse determination of any infringement claim could subject us to significant liabilities to third parties, could require us to seek licenses from third parties or expend significant resources to develop non-infringing technology and could prevent us from manufacturing, selling or using certain of our products. Any of these developments could have an adverse effect on our business, financial condition or results of operations.

WE MAY BE UNABLE TO LICENSE INTELLECTUAL PROPERTY TO OR FROM THIRD PARTIES AS NEEDED.

     We may desire or be required to obtain licenses from others in order to further develop, produce and market commercially viable products. We may also need to license some of our intellectual property to others in order to enable us to obtain cross-licenses to third-party patents. We cannot assure you that we will be able to obtain any required licenses on commercially reasonable terms, if at all, that the patents underlying those licenses will be valid and enforceable or that the technology underlying those licenses will remain proprietary in nature. If we do obtain licenses from third parties, we may be required to pay license fees or royalty payments. In addition, if we are unable to obtain a license that is necessary to the manufacture of our products, we could be required to suspend the manufacture of products. We cannot assure you that we would be successful in redesigning our products or that the necessary licenses will be available under reasonable terms, or that our existing licensees will renew their licenses upon expiration, or that we will be successful in signing new licenses in the future.

WE MAY NEED TO INDEMNIFY THIRD PARTIES FOR INFRINGEMENT CLAIMS RELATED TO OUR INTELLECTUAL PROPERTY.

     We historically have agreed to indemnify distributors, partners and customers for alleged patent infringement claims in connection with our technology or products. The scope of this indemnity varies, but may, in some instances, include indemnification for damages and expenses, including attorneys' fees. We may periodically engage in litigation as a result of these indemnification obligations. Our insurance policies exclude coverage for third-party claims for patent infringement. Any future obligation to indemnify our distributors, partners and customers could adversely affect our business, financial condition or results of operations.


                        RISKS RELATED TO OUR INDEBTEDNESS

OUR INDEBTEDNESS AND DEBT SERVICE OBLIGATIONS HAVE INCREASED FOLLOWING THE ISSUANCE OF OUR CONVERTIBLE NOTES, AND THIS MAY ADVERSELY AFFECT OUR CASH FLOW, CASH POSITION AND STOCK PRICE.

     In March 2005, we issued $75,000,000 aggregate principal amount of convertible notes. We intend to fulfill our debt service obligations from our existing cash, investments and operations and that of M-Systems Finance Inc., our wholly owned subsidiary that issued the convertible notes. In the future, if M-Systems Finance and we are unable to generate cash or raise additional cash financings sufficient to meet these obligations and need to use existing cash or liquidate investments in order to fund these obligations, we may have to delay or curtail research, development and commercialization programs.

     Our indebtedness could have significant additional negative consequences, including, without limitation:

      o requiring the dedication of a portion of our expected cash flow to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including funding our research and development programs and other capital expenditures;

      o     increasing our vulnerability to general adverse economic conditions;

      o     limiting our ability to obtain additional financing; and

      o placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.


THE FUNDAMENTAL CHANGE PROVISION OF THE INDENTURE GOVERNING THE CONVERTIBLE NOTES MAY DETER POTENTIAL ACQUIRERS AND WILL RESTRICT OUR ABILITY TO EFFECT CERTAIN TYPES OF RECAPITALIZATION TRANSACTIONS.

     Under the indenture governing the convertible notes, we are required to offer to purchase all of the outstanding convertible notes for cash upon the occurrence of certain fundamental changes. This provision could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, our company. For example, only in certain circumstances could a potential acquirer issue a combination of stock and cash in exchange for all of our outstanding ordinary shares without triggering the fundamental change provision. In addition, this fundamental change provision will limit our ability to effect certain types of recapitalization transactions.


            RISKS RELATED TO OUR ISRAELI AND INTERNATIONAL OPERATIONS

CONDITIONS IN ISRAEL MAY ADVERSELY AFFECT OUR OPERATIONS AND MAY LIMIT OUR ABILITY TO PRODUCE AND SELL OUR PRODUCTS.

     We are incorporated under Israeli law and our principal offices and research and development facilities and some of our manufacturing facilities are located in Israel. Political, economic and military conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. We could be adversely affected by any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners, a significant increase in inflation, or a significant downturn in the economic or financial condition of Israel. From October 2000 until recently, there was an increase in violence between Israel and the Palestinians, primarily but not exclusively in the West Bank and Gaza Strip. The election of representatives of the Hamas movement to a majority of seats in the Palestinian Legislative Council may create additional unrest and uncertainty. There can be no assurance that the recent relative calm will continue. Ongoing and revived hostilities with the Palestinians or Arab countries might require more widespread military reserve service by some of our employees, which could have an adverse effect on our business. In addition, several Arab and Muslim countries still restrict business with Israeli companies. We could be adversely affected by restrictive laws or policies directed towards Israel or Israeli businesses.

     Generally, all male adult citizens and permanent residents of Israel under the age of 45 can, unless exempt, be called up and obligated to perform active military reserve duty for as many as 36 days annually (beyond this age, they may be called up and obligated to take part in military training for as many as 13 days annually). Additionally, all Israeli residents of this age are subject to being called to active duty at any time under emergency circumstances. Many of our officers and employees are currently obligated to perform annual reserve duty. Although we have operated effectively under these requirements since we began operations, we cannot assess the full impact of these requirements on our workforce or business if political and military conditions should change, and we cannot predict the effect on us of any expansion or reduction of these obligations.

THE GOVERNMENT PROGRAMS AND TAX BENEFITS THAT WE CURRENTLY RECEIVE REQUIRE US TO MEET SEVERAL CONDITIONS AND MAY BE TERMINATED OR REDUCED IN THE FUTURE, WHICH WOULD INCREASE OUR COSTS AND TAXES.

     We benefit from certain government programs and tax benefits, particularly as a result of tax exemptions and reductions resulting from the approved enterprise status of our manufacturing facilities in Israel. To be eligible for these programs and tax benefits, we must continue to meet conditions, including making specified investments in property and equipment and financing a percentage of investments with share capital. If we fail to meet such conditions in the future, the tax benefits would be canceled and we could be required to refund the tax benefits already received, together with an adjustment based on the Israeli consumer price index and an interest factor. These programs and tax benefits may not be continued in the future at their current levels or at any level. The Israeli government has reduced the benefits available under some of these programs in recent years, and Israeli governmental authorities have indicated that the government may further reduce or eliminate some of these benefits in the future. The termination or reduction of existing programs and tax benefits could increase our expenses, thereby reducing our profits or increasing our losses. In addition, the law and regulations prescribing the benefits provide an expiration date for the grant of new benefits.

     The expiration date has been extended several times in the past. The expiration date currently in effect is December 31, 2007, and no new benefits will be granted after that date unless the expiration date is extended again. There can be no assurance that new benefits will be available after December 31, 2007, or that existing benefits will be continued in the future at their current levels or at any level.

     The government grants we have received for research and development expenditures limit our ability to manufacture products and transfer technologies outside of Israel and require us to satisfy specified conditions. If we fail to satisfy these conditions, we may be required to refund grants previously received together with interest and penalties.

     In connection with research and development grants received from the Office of the Chief Scientist of Israel, or the OCS, we must pay royalties to the OCS on the revenue derived from the sale of products, technologies and services developed with the grant from the OCS. The terms of the OCS grants and the law pursuant to which grants are made may impair our ability to manufacture products or transfer technologies developed using OCS grants outside of Israel. The transfer to a non-Israeli entity of technology developed with OCS funding, including pursuant to a merger or similar transaction, and the transfer of rights related to the manufacture of more than 10% of a product developed with OCS funding are subject to approval by an OCS committee and to various conditions, including payment by us to the OCS of a percentage of the consideration paid to us or our shareholders in the transaction in which the technology is transferred. In connection with a merger or similar transaction, the amount payable would be a fraction of the consideration equal to the relative amount invested by the OCS in the development of the relevant technology compared to the total investment in our company, net of financial assets that we have at the time of the transaction, but in no event less than the amount of the grant. In addition, in the event that the committee believes that the consideration to be paid in a transaction requiring payment to the OCS pursuant to the provisions of the law described above does not reflect the true value of the technology or the company being acquired, it may determine an alternate value to be used as the basis for calculating the requisite payments. These restrictions may impair our ability to enter into agreements for those products or technologies, without OCS approval. We cannot be certain that any approval of the OCS will be obtained on terms that are acceptable to us, or at all. Furthermore, in the event that we undertake a transaction involving the transfer to a non-Israeli entity of technology developed with OCS funding pursuant to a merger or similar transaction, the consideration available to our shareholders may be reduced by the amounts we are required to pay to the OCS.

     In connection with our grant applications, we have made certain representations, including information provided in periodic performance reports, and we have committed to certain performance-based covenants. The funding from the OCS is subject to the accuracy of these representations and covenants and to our compliance with the conditions and restrictions imposed by the OCS. If we fail to comply with any of these conditions or restrictions, we could be required to repay any grants previously received, together with an adjustment based on the Israeli consumer price index and an interest factor in addition to certain other penalties. In addition, if we fail to comply with any of these conditions or restrictions, we would likely be ineligible to receive OCS grants in the future. The inability to receive these grants would result in an increase in our research and development expenses.

IT MAY BE DIFFICULT TO ENFORCE A U.S. JUDGMENT AGAINST US OR OUR OFFICERS AND DIRECTORS OR TO ASSERT U.S. SECURITIES LAW CLAIMS IN ISRAEL.

     We are incorporated in Israel. All of our directors and officers reside outside of the United States. Service of process on them may be difficult to effect in the United States. Furthermore, because a substantial portion of our assets are located in Israel, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

     An Israeli court may declare a judgment rendered by a foreign court in a civil matter, including judgments awarding monetary or other damages in non-civil matters, enforceable if it finds that:

      1. the judgment was rendered by a court which was, according to Israeli law, competent to render it;

      2.    the judgment is no longer appealable;

      3. the obligation in the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

      4.    the judgment can be executed in the state in which it was given.

     A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proven to the Israeli court that:

      1.    the judgment was obtained by fraud;

      2.    there was no due process;

      3. the judgment was given by a court not competent to render it according to the laws of private international law in Israel;

      4. the judgment conflicts with another judgment that was given in the same matter between the same parties and which is still valid; or

      5. at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

     Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact that can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. Additionally, there is doubt as to the enforceability of civil liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, in original actions instituted in Israel.

UNDER CURRENT ISRAELI LAW, WE MAY NOT BE ABLE TO ENFORCE COVENANTS NOT TO COMPETE AND THEREFORE MAY BE UNABLE TO PREVENT OUR COMPETITORS FROM BENEFITING FROM THE EXPERTISE OF SOME OF OUR FORMER EMPLOYEES.

     We currently have non-competition clauses in the employment agreements of nearly all of our employees. The provisions of such clauses prohibit our employees, if they cease working for us, from directly competing with us or working for our competitors. Recently, Israeli courts have required employers, seeking to enforce non-compete undertakings against former employees, to demonstrate that the competitive activities of the former employee will cause harm to one of a limited number of material interests of the employer recognized by the courts (for example, the confidentiality of certain commercial information or a company's trade secrets). In the event that any of our employees chooses to work for one of our competitors and we could not demonstrate to the court that we would be harmed, we may be unable to prevent our competitors from benefiting from the expertise of our former employees obtained from us.

OUR OPERATIONS MAY BE ADVERSELY AFFECTED BY FLUCTUATIONS IN CURRENCY EXCHANGE RATES, INCLUDING BY THE APPRECIATION OF ISRAELI CURRENCY AGAINST THE U.S. DOLLAR.

     We price our products primarily in dollars. If the Euro, Japanese Yen, New Taiwanese (NT) Dollar or other currencies in regions in which we sell our products weaken relative to the dollar, our products may be relatively more expensive in these regions, which could result in a decrease in our sales. Also, in the event that any of our customers require that our products be quoted and sold in currencies other than the dollar, we may receive income in such other currencies and as a result, our results will be impacted by fluctuations in the currencies relative to the dollar.

     In addition, certain of our expenses are in, or are linked to, currencies other than the dollar, principally the New Israeli Shekel (NIS), Euro, NT Dollar and Japanese Yen. This exposes us to potentially increased operational costs as well as increased costs for certain of our products as a result of currency fluctuations.

     A substantial portion of the cost of our Israeli operations, mainly personnel and facility-related, is incurred in NIS. We bear the risk that the NIS, after adjustment for inflation in Israel, will appreciate in relation to the dollar. In that event, the dollar cost of our operations in Israel will increase and our dollar -measured results of operations will be adversely affected. In 2001 and 2002, the inflation adjusted NIS devalued against the dollar, which lowered the dollar cost of our Israeli operations. In 2003, the inflation adjusted NIS appreciated against the dollar, which raised the dollar cost of our Israeli operations. In 2004, however, the inflation adjusted NIS did not appreciate against the dollar significantly. In 2005, the NIS was devalued against the dollar which reduced the dollar cost of our Israeli operations. We cannot predict whether in the future the NIS will appreciate against the dollar or vice versa. We cannot assure you that we will not be adversely affected if the NIS appreciates against the dollar in the future.

TERRORIST ATTACKS AND GOVERNMENT RESPONSES THERETO AND WARS MAY HAVE AN ADVERSE EFFECT ON ALL ASPECTS OF OUR BUSINESS.

     The terrorist attacks in the United States, U.S. military responses to these attacks, the ongoing hostilities in Iraq and threats of war and acts of terrorism in Europe and elsewhere and the related decline in consumer confidence and continued economic weakness have had a negative impact on consumer retail demand and our business. Any escalation in these events or similar future events may disrupt our worldwide operations or those of our customers and suppliers and may adversely affect the availability of materials needed to manufacture our products or the means to transport those materials to manufacturing facilities and finished products to customers. In addition, these events have had and may continue to have an adverse impact on the United States and world economy in general and consumer confidence and spending in particular, which could harm our sales.

     OUR U.S. INVESTORS COULD SUFFER SIGNIFICANT ADVERSE TAX CONSEQUENCES IF WE ARE CHARACTERIZED AS A PASSIVE FOREIGN INVESTMENT COMPANY.

     We would be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes if (i) 75% or more of our gross income in a taxable year including our pro rata share of the gross income of any company treated as a corporation for U.S. federal income tax purposes, U.S. or foreign, in which we are considered to own, directly or indirectly, 25% or more of the shares by value, is passive income, or (ii) at least 50% of our assets in a taxable year, averaged quarterly over the year and ordinarily determined based on fair market value and including our pro rata share of the assets of any company treated as a corporation for U.S. federal income tax purposes, U.S. or foreign, in which we are considered to own, directly or indirectly, 25% or more of the shares by value, produce, or are held for the production of passive income. Passive income includes, among other items, interest, dividends, royalties, rents and annuities, and amounts derived by the investment of funds raised in this and other offerings. If we are or become a PFIC, or if the U.S. Internal Revenue Service, or IRS, subsequently successfully asserts that we are, were or became a PFIC at some point, many of our shareholders will be subject to potentially substantial adverse tax consequences, including:

      o Taxation at the highest ordinary income tax rates in effect during the holding period on some distributions on our ordinary shares, and on gain from the sale or other disposition of our ordinary shares;

      o     Paying interest on taxes allocable to prior periods; and

      o No increase in the tax basis of our ordinary shares to fair market value at the date of the holder's death.

     We believe that we were not a PFIC for 2005 and do not anticipate becoming a PFIC in the future. Our belief is based, in part, on our audited financial statements, our spending plans for the proceeds of future offerings, our market capitalization and our current expectations of the value and nature of our assets, the sources and nature of our income and relevant market data. However, the tests for determining PFIC status are applied annually and it is difficult to make an accurate prediction of future income and assets that are relevant to this determination. Accordingly, we cannot assure you that we will not be treated as a PFIC in future years.

CERTAIN PROVISIONS OF ISRAELI LAW AND OUR ARTICLES OF ASSOCIATION MAY DELAY, PREVENT OR MAKE DIFFICULT A MERGER WITH OR AN ACQUISITION OF US, WHICH COULD PREVENT A CHANGE OF CONTROL AND THEREFORE DEPRESS THE PRICE OF OUR SHARES.

     Provisions of Israeli law may delay, prevent or make undesirable a merger or an acquisition of all or a significant portion of our shares or assets. Israeli corporate law regulates acquisitions of shares through tender offers and mergers, requires special approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. These provisions of Israeli law could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions may limit the price that investors may be willing to pay in the future for our ordinary shares. In addition, our articles of association contain provisions that could make it more difficult for a third party to acquire control of us, even if that change would be beneficial to our shareholders. Specifically, our articles of association provide that any merger or significant acquisition involving us requires the approval of 75% of the voting power of our shareholders present at a meeting, in person or by proxy, and voting on the transaction. This provision of our articles of association can only be amended by the same supermajority shareholder vote required for approval of a merger or acquisition transaction. Furthermore, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders.


             RISKS RELATED TO THE ORDINARY SHARES AND THIS OFFERING

OUR STOCK PRICE HAS BEEN, AND MAY CONTINUE TO BE, VOLATILE FOR VARIOUS REASONS, INCLUDING THE VOLATILITY IN SHARE PRICES FOR TECHNOLOGY COMPANIES GENERALLY AND COMPANIES IN OUR INDUSTRY SPECIFICALLY.

     The market price of our stock has fluctuated significantly in the past and is likely to continue to fluctuate in the future. For example, between January 1, 2003 and April 30, 2006, our closing stock price fluctuated from a low of $5.20 to a high of $36.91. We believe that these fluctuations will continue as a result of, among other things, the factors discussed herein and as a result of announcements by us, our competitors or third parties (such as industry and research analysts) regarding our business, the business of our competitors, our markets, technological innovations, or changes in earnings estimates. In addition, in recent years the stock market has experienced significant price and volume fluctuations and the market prices of the securities of high technology companies have been especially volatile, often for reasons outside the control of these companies.

     These fluctuations, as well as general economic, political and market conditions, including certain conditions related to the State of Israel, may have an adverse effect on our stock price. In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities.

      We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management's attention and resources, which could cause serious harm to our business.

     In addition, the price of our ordinary shares could be affected by possible sales of our ordinary shares by investors who view our convertible notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our ordinary shares. The hedging or arbitrage could, in turn, affect the trading prices of our ordinary shares.

IN ADDITION TO THE PROCEEDS OF THIS OFFERING, WE MAY NEED ADDITIONAL FINANCING, WHICH COULD BE DIFFICULT TO OBTAIN ON ACCEPTABLE TERMS OR AT ALL, AND WHICH IF NOT OBTAINED MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

       In addition to the proceeds of this offering, we may need to raise additional funds in the future and we cannot be certain that we will be able to obtain additional such financing on favorable terms, if at all. From time to time, we may decide to raise additional funds through public or private debt or equity financings to fund our activities. If we issue additional equity securities, our stockholders will experience additional dilution and holders of the new equity securities may have rights, preferences or privileges senior to those of existing holders of our ordinary shares. In addition, if we raise funds through debt financings, we will have to pay interest and may be subject to restrictive and other covenants, which could adversely impact our business. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to develop or enhance our products, take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated industry changes, any of which could have an adverse effect on our business.

CONVERSION OF OUR CONVERTIBLE NOTES OR THE EXERCISE OF STOCK OPTIONS GRANTED TO OUR EMPLOYEES WOULD DILUTE THE OWNERSHIP INTEREST OF OUR EXISTING SHAREHOLDERS.

     The conversion of some or all of our convertible notes or the exercise of stock options granted to our employees would dilute the ownership interests of our existing shareholders. Any sales in the public market of our ordinary shares issuable upon such conversion or exercise could adversely affect the prevailing market prices of our ordinary shares. In addition, the existence of the convertible notes may encourage short selling by market participants because the conversion of the convertible notes could depress the price of our ordinary shares.

THE ABSENCE OF DIVIDENDS COULD REDUCE THE ATTRACTIVENESS OF OUR ORDINARY SHARES TO INVESTORS.

       We have never paid any dividends on our ordinary shares and have no plans to pay any such dividends in the foreseeable future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business. As a result, our ordinary shares may be less attractive to certain investors than the stock of dividend-paying companies.

     Our management may apply the net proceeds from the sale of shares of our ordinary shares offered by this prospectus to uses that do not improve our operating results or increase the value of your investment.

       We may use the net proceeds from the sale of shares of our ordinary shares offered by this prospectus for general corporate purposes, including potential investments or expenditures to secure additional sources of flash memory component supply and other related expenditures, as well as potential acquisitions. Our management will have considerable discretion in the application of the net proceeds. In addition, the net proceeds may also be used for corporate purposes that do not increase our operating results or market value.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

         We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file annual reports on Form 20-F by June 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

         The registration statement on Form F-3, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, as well as at the SEC's regional offices. Copies of such material are also available by mail from the Public Reference Section of the SEC, at 100 F Street, N.E., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

         As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. In addition, our officers, directors and principal shareholders are exempt from the "short-swing profits" reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

         You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriter or agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below:

            (a) Our amended annual report on Form 20-F/A for the fiscal year ended December 31, 2004, filed with the SEC on April 20, 2006 (SEC File No. 1-11712);

            (b) The description of our ordinary shares contained in our Registration Statement on Form 8-A, filed with the SEC on January 29, 1993, including any amendment or report filed for the purpose of updating this description;

            (c) Our reports on Form 6-K submitted to the SEC on August 25, 2005, October 24, 2005, November 17, 2005, February 14, 2006
                  and April 6, 2006;

            (d) Our report on Form 6-K submitted to the SEC on April 20, 2006 (which includes our audited financial statements for the year ended December 31, 2005);

            (e) Amendment No. 1 on Form 6-K/A submitted to the SEC on April 20, 2006, amending our report on Form 6-K submitted to the SEC on January 31, 2006, which provides certain unaudited pro forma condensed consolidated financial statements of the Company; and

            (f) The tables set forth in our report on Form 6-K submitted to the SEC on April 27, 2006. These tables include financial measures that are not calculated in accordance with generally accepted accounting principals ("GAAP"). Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance that enhances investors' ability to evaluate the Company's financial performance by showing comparative results adjusted for amortization of intangibles and stock based compensation, which are ongoing expenses that do not affect cash flows, and by removing a one time gain, enabling a more effective comparison of our ongoing operations. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.


         We also incorporate by reference all of our subsequent annual reports filed with the SEC on Form 20-F or 10-K, and all of our subsequent filings on Form 10-Q and 8-K under the Exchange Act and those of our reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference into this prospectus.

         As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference in this prospectus.

         We will deliver to each person (including any beneficial owner) to whom this prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to the requester. Requests should be directed to:

         M-Systems Flash Disk Pioneers Ltd.
         7 Atir Yeda St., Kfar Saba
         Israel 44425
         Tel.:     (972) 9-764-5000
         Fax:      (972) 3-548-8666
         Attn.:    Donna Gershowitz, Adv.
                   VP, General Counsel

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains or incorporates historical information and forward-looking statements within the meaning of the U.S. securities laws. Statements looking forward in time are included in this prospectus pursuant to and in reliance upon the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein, including all of the risks and uncertainties discussed under "Risk Factors" and elsewhere in this prospectus. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements and you should therefore not rely on these forward-looking statements, which speak only as of the date of this prospectus.

         We urge you to consider that statements that use the terms "believe," "expect," "intend," "estimate," "anticipate," and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties.

         Except as required by applicable law, including the U.S. securities laws, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise and we disclaim any obligation to publicly revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based.

                                 USE OF PROCEEDS

         Except as may be described otherwise in a prospectus supplement, we intend to use the net proceeds of any offering by us for general corporate purposes, including potential investments or expenditures to secure additional sources of supply for flash memory components as well as potential acquisitions. Pending application of the net proceeds, we intend to invest the net proceeds of the offering in investment-grade, interest-bearing securities.


                                  SHARE CAPITAL

         Our registered share capital consists of a single class of 100 million ordinary shares, par value NIS 0.001 per share. On March 31, 2006, we had outstanding 37,711,413 ordinary shares, and stock options to purchase an aggregate of 5,007,952 ordinary shares at a weighted average exercise price of $16.70, with the latest expiration date of these options being February 6, 2016 (of which options to purchase an aggregate of 1,509,974 ordinary shares were exercisable as of March 31, 2006). In addition, there are an aggregate of 2,635,278 ordinary shares issuable upon conversion of our convertible notes. Our ordinary shares do not have preemptive rights.

         From January 1, 2004 through March 31, 2006, we issued a total of 8,628,798 ordinary shares, of which:

            o 5,650,000 ordinary shares were issued pursuant to a secondary offering in February 2004;

            o 2,809,918 ordinary shares were issued through the exercise of options, at an average exercise price of $7.41 per share; and

            o 168,880 ordinary shares were issued as part of our employee stock purchase plan, which allowed employees to purchase shares at a discount to the market price.


                                 CAPITALIZATION

         The following table sets forth our capitalization as of March 31, 2006:

                              AS OF MARCH 31, 2006
                                   (UNAUDITED)
                  U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA



Short term debt                                                 $        --
Convertible Senior Notes                                             71,401

Share capital: Authorized -100,000,000 ordinary shares;
Issued and outstanding -37,711,413 ordinary shares                       10
Additional paid-in capital                                          317,782
Accumulated other comprehensive income                                3,953
Retained earnings                                                    27,649
                                                              -------------
Total shareholders' equity                                          349,394
                                                              -------------
Total capitalization                                            $   420,795
                                                              =============


         The foregoing information excludes approximately 5,007,952 ordinary shares issuable, as of March 31, 2006, upon the exercise of options granted under our share option plans, and an aggregate of 2,635,278 ordinary shares issuable upon conversion of our convertible notes.

                              PLAN OF DISTRIBUTION

         We may sell the offered securities:


      o     through underwriters or dealers;

      o     directly to a limited number of purchasers or to a single purchaser;
            or

      o     through agents.

         Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

         We, directly or through agents, may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

         In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Any underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act.

         We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act. In addition, our articles of association contain provisions allowing us to indemnify our directors and officers against liabilities that they may incur in the course of providing services to us. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to these provisions, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Act and is therefore unenforceable.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

         If so indicated in the prospectus supplement relating to an issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.


                             VALIDITY OF SECURITIES

         Certain legal matters with respect to Israeli law will be passed upon for us by our Israeli counsel, Meitar Liquornik Geva & Leshem Brandwein. Certain legal matters with respect to U.S. law will be passed upon for us by our U.S. counsel, Weil, Gotshal & Manges LLP. A member of Meitar Liquornik Geva & Leshem Brandwein on secondment to M-Systems holds options to acquire 3,125 ordinary shares and a member of Weil, Gotshal & Manges LLP holds 2,000 ordinary shares.


                                     EXPERTS

         The consolidated financial statements of the Company as of December 31, 2005 and 2004 and for each year in the three-year period ended December 31, 2005 included in the Company's Report on Form 6-K submitted to the SEC on April 20, 2006 and incorporated by reference in this prospectus and registration statement, have been audited by Kost Forer Gabbay & Kasierer, independent registered public accounting firm, a member of Ernst & Young Global, as set forth in their report included thereon and incorporated by reference herein. The financial statements referred to above are included in reliance on such reports given on the authority of such firm as experts in auditing and accounting.

                       ENFORCEABILITY OF CIVIL LIABILITIES

         Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because our principal assets and all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

         We have been informed by our legal counsel in Israel, Meitar Liquornik Geva & Leshem Brandwein, that there is doubt concerning the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel. The rules of private international law currently prevailing in Israel do not prohibit the enforcement of a judgment by Israeli courts provided that:

      o     the judgment is enforceable in the state in which it was given;

      o adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

      o the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the state of Israel;

      o the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

      o an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

         We have irrevocably appointed M-Systems, Inc. as our agent to receive service of process in any action against us in any federal court or court of the State of New York arising out of this offering or any purchase or sale of securities in connection with this offering.

         If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at an annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

                ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of association provide that we shall be entitled to undertake in advance to indemnify an officer or director of ours, provided that the undertaking is restricted to the events of a kind which our board of directors may anticipate at the time it makes such undertaking at an amount which the board of directors determines is reasonable under the circumstances. In addition, we can indemnify an officer or director for specific occurrences retroactively.

Our articles of association further provide that we may indemnify an officer or director of ours for liability or expense such person incurs as a result of an action done by him or her in his or her capacity as our officer or director as follows:

1. any financial liability imposed on the officer or director in favor of a third party in accordance with a judgment, including a compromise judgment given in a settlement or a judgment of an arbitrator, approved by the court;

2. reasonable litigation expenses, including attorneys' fees, expended by such person as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment (as defined in the Israeli Companies Law) was filed against such person as a result of such investigation or proceeding; and (ii) no financial liability as a substitute for the criminal proceeding (as defined in the Israeli Companies Law) was imposed upon him or her as a result of such investigation or proceeding or if such financial liability was imposed, it was imposed with respect to an offence that does not require proof of criminal intent; and

3. reasonable litigation expenses, including legal fees, incurred by the officer or director or which he was ordered to pay by the court:

           (a) within the framework of proceedings filed against him by us or on our behalf or by a third party,

           (b)        in a criminal proceeding in which he was acquitted, or

           (c) in a criminal proceeding in which he was convicted of a felony which does not require a proof of criminal intent.

In no event may we indemnify an officer or director for:

1. a breach of the duty of loyalty owed to us, unless the officer or director acted in good faith and had reasonable grounds to assume that the action would not prejudice our interests;

2. a breach of the duty of care which was done intentionally or recklessly, unless such breach resulted solely from the negligence of such officer or director;

3. an intentional act which was done to unlawfully yield a personal profit; or

4.         a criminal fine or penalty.

Our shareholders have adopted a resolution authorizing us to indemnify our directors and officers, subject to certain conditions for (a) any financial obligation that is imposed on such person for the benefit of a third person by a judgment, including a settlement or arbitration decision certified by the court for an action done in the scope of such person's duties as our director or officer, and (b) reasonable litigation expenses, including attorneys' fees, expended by such person as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment (as defined in the Israeli Companies
Law) was filed against such person as a result of such investigation or proceeding; and (ii) no financial liability as a substitute for the criminal proceeding (as defined in the Israeli Companies Law) was imposed upon him or her as a result of such investigation or proceeding or if such financial liability was imposed, it was imposed with respect to an offence that does not require proof of criminal intent, and (c) reasonable litigation expenses, including legal fees, that were incurred by such person or which the court obligates such person to pay in a proceeding against such person that has been filed by us, on the our behalf or by a third party, or in a criminal proceeding in which such person is acquitted, and in each case for an act committed in the capacity as our director or officer.

We have a directors and officers liability insurance policy insuring our directors' and officers' liability and our undertaking to indemnify them, in respect of certain matters permitted by the Israeli Companies Law.

                                ITEM 9. EXHIBITS

    EXHIBIT NO.                                                 DESCRIPTION

1.1      *        Form of underwriting agreement.

4.2      **       Form of share certificate.

5.1      ***      Opinion of Meitar Liquornik Geva & Leshem Brandwein, Israeli
                  counsel for M-Systems, as to the validity of the ordinary shares.

23.1     ***      Consent of Meitar Liquornik Geva & Leshem Brandwein (included in Exhibit 5.1).

23.2 Consent of Kost Forer Gabbay & Kasierer, independent registered public accounting firm, a member of Ernst & Young Global.

23.3              Consent of BDO Seidman, LLP.

24       ***      Power of Attorney.

--------


         * To be filed by amendment or as an exhibit to a Form 6-K in connection with an offering of securities registered hereby.

         ** Previously filed as an exhibit to our Registration Statement on Form F-1, File No. 333-55838, and incorporated by reference herein.

         ***      Previously filed.


                              ITEM 10. UNDERTAKINGS

The undersigned registrant hereby undertakes:


         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) (a) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item 8. Indemnification of Directors and Officers" above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3/A and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kfar Saba, in the State of Israel, on May 4, 2006.


                                  M-SYSTEMS FLASH DISK PIONEERS LTD.
                    ------------------------------------------------------------

                BY:                         /s/ Dov Moran
                    ------------------------------------------------------------
              NAME:                           Dov Moran

             TITLE: President, Chief Executive Officer and Chairman of the Board
                    ------------------------------------------------------------



         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

         SIGNATURE                              TITLE                                   DATE
         ---------                              -----                                   ----

      /s/ Dov Moran                Chairman of the Board, President and              May 4, 2006
----------------------------              Chief Executive Officer
        Dov Moran                      (Principal Executive Officer)


            *                            Chief Financial Officer                     May 4, 2006
----------------------------              (Principal Financial
        Ronit Maor                       and Accounting Officer)


            *                     Director, Executive Vice President of              May 4, 2006
----------------------------              Business Development
        Aryeh Mergi


            *                      Director, Chief Marketing Officer                  May 4, 2006
----------------------------
        Dana Gross


            *                                  Director                               May 4, 2006
----------------------------
        Itsik Onfus


            *                                  Director                               May 4, 2006
----------------------------
        Yair Shoham


            *                                  Director                               May 4, 2006
----------------------------
      Dr. Hans Wagner


            *                                  Director                               May 4, 2006
----------------------------
     Yossi Ben Shalom


                                      II-4

         SIGNATURE                              TITLE                                    DATE
         ---------                              -----                                    ----

            *                                  Director                               May 4, 2006
----------------------------
       Zehava Simon


            *                                  Director                               May 4, 2006
----------------------------
       Yuval Neeman






        AUTHORIZED REPRESENTATIVE IN THE U.S.:

                   M-SYSTEMS, INC.
       ---------------------------------------

   BY:              /s/ Dov Moran
       ---------------------------------------
 NAME:                Dov Moran

TITLE:  President and Chief Executive Officer
       ---------------------------------------

 DATE:               May 4, 2006
       ---------------------------------------




*  By: /s/ Dov Moran
       ---------------------------------------
       Dov Moran
       Attorney-in-Fact







                                      II-5